Exhibit 99.1

PLYMOUTH OPPORTUNITY REIT INVESTS IN ATLANTA WAREHOUSE FACILITY

Company Release

BOSTON, MA – 10/1/2013

Plymouth Opportunity REIT, Inc. (the “Company”) today announced its $3.5 million investment in a warehouse/distribution facility located in Atlanta, Georgia. The property, located at 5400 Fulton Industrial Blvd., comprises 682,750 square feet, containing both dry and cold storage, on approximately 42 acres. The investment is consistent with the Company’s strategy of acquiring interests in under-valued assets throughout the U.S., through co-investment with operating partners with shared financial interests. Plymouth REIT President & CIO, Pen White, commented: “We are extremely enthusiastic about our investment in Atlanta. Our acquisition should afford us the ability to provide shareholders with solid cash flow from this 100%-leased asset, while securing ownership below replacement cost. We plan to continue searching for similar assets in Greater Atlanta as the market continues to experience solid leasing activity and rental growth.”

About Plymouth Opportunity REIT, Inc.

Plymouth Opportunity REIT, Inc., based in Boston, Massachusetts, is focused on acquiring properties that present a combination of cash flow and potential value-added opportunities, and from sellers who may be experiencing financially distressed situations or who may face time-sensitive deadlines. In addition, our opportunistic investment strategy may include investments in real estate-related assets with significant possibilities for short-term capital appreciation, such as those requiring development, redevelopment or repositioning. The Company may acquire, or participate in joint ventures, owning a wide variety of commercial properties, including office, industrial, retail, hospitality, medical office, single-tenant, multifamily and other real properties. The Company is a Maryland corporation that operates in a manner intended to qualify as a real estate investment trust ("REIT") for federal income tax purposes. To learn more about the Company please visit our website at www.plymouthreit.com.

Contact:

Investor Relations

617-340-3814

Source: Plymouth Opportunity REIT, Inc.